Exhibit 99.1

Concho Resources Inc. Reports Second Quarter 2010 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--August 4, 2010--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and six months ended June 30, 2010. Highlights for the three and six months ended June 30, 2010 include:

  Production of 3.5 million barrels of oil equivalents (“MMBoe”) for the second quarter of 2010, a 26% increase over the second quarter of 2009 and an 8% increase over the first quarter of 2010
  Mid-year proved reserves increased to 234.5 MMBoe, up 11% from year-end 2009
  Reserve replacement ratio1 of 443% for the first six months of 2010
  Net income of $124.2 million, or $1.35 per diluted share, for the second quarter of 2010, as compared to a net loss of $33.2 million, or $0.39 per diluted share, in the second quarter of 2009
  Adjusted net income (non-GAAP) of $57.9 million, or $0.63 per diluted share, for the second quarter of 2010, as compared to $29.4 million, or $0.34 per diluted share, for the second quarter of 20092
  EBITDAX3 of $161.8 million for the second quarter of 2010, an increase of 42% over the second quarter of 2009

1 The Company uses the reserve replacement ratio as an indicator of the Company's ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

2 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP), please see "Supplemental non-GAAP financial measures" below.

3 For an explanation of how we calculate and use EBITDAX and a reconciliation of net income (loss) to EBITDAX, please see "Supplemental non-GAAP financial measures" below.

Production for the second quarter of 2010 totaled 3.5 MMBoe (2.3 million barrels of oil (“MMBbls”) and 6.7 billion cubic feet of natural gas (“Bcf”)), an increase of 26% as compared to 2.7 MMBoe (1.8 MMBbls and 5.4 Bcf) produced in the second quarter of 2009.

As of July 1, 2010, the Company estimated that its total proved reserves were 234.5 MMBoe (53% proved developed) utilizing SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices as of June 2010 of $72.23 per Bbl of oil and $4.10 per MMBtu of natural gas. The Company's estimate of its total proved reserves as of July 1, 2010 is based on the Company's internal reserve analysis and has not been prepared by, reviewed or audited by the Company's independent petroleum engineers. This total represents an 11% increase from year-end 2009 total proved reserves of 211.5 MMBoe (49% proved developed). The total proved reserves estimate as of July 1, 2010 would have been reduced by approximately 4.8 MMBoe had the Company utilized the average 2009 twelve month average SEC pricing of $57.65 per barrel of oil and $3.87 per MMBtu of natural gas.

Tim Leach, Concho's Chairman, CEO and President commented, “Our first half 2010 results are a testament to the strength of our team and their continued execution on our core Wolfberry and New Mexico Shelf assets. Additionally, I am pleased by the increased production contribution from the horizontal Abo and Bakken oil plays, which together averaged approximately 3,400 barrels of oil equivalent per day in the second quarter. While we are continuing to focus on growing our core business, we are also working to complete our Marbob acquisition, which we expect to close in the fourth quarter of 2010. In addition, we have increased our 2010 capital budget by approximately 10% as a result of additional drilling activity in both of our core areas, increased exploration expenditures, and service cost inflation attributable to higher industry activity levels in the Permian Basin. The increased activity in the second half of the year allows us to raise our 2010 production guidance and should provide good momentum as we move into 2011.”

For the three months ended June 30, 2010, the Company reported net income of $124.2 million, or $1.35 per diluted share, as compared to a net loss of $33.2 million, or $0.39 loss per diluted share, for the three months ended June 30, 2009. EBITDAX (defined as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes) increased to $161.8 million in the second quarter of 2010, as compared to $114.1 million in the second quarter of 2009. For a reconciliation of net income (loss) to EBITDAX, please refer to the attached tables under the heading “Supplemental non-GAAP financial measures” below.

The Company’s second quarter 2010 results were impacted by several non-cash items including: (i) a $111.2 million non-cash market-to-market gain on derivatives not designated as hedges, (ii) a $4.7 million impairment of long-lived assets and (iii) $0.3 million of leasehold abandonments. Excluding these items and their tax effects, second quarter of 2010 adjusted net income (non-GAAP) was $57.9 million, or $0.63 per diluted share. Excluding these non-cash items in the second quarter of 2009, adjusted net income (non-GAAP) was $29.4 million, or $0.34 per diluted share. For a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP), please refer to the attached tables under the heading “Supplemental non-GAAP financial measures” below.

The Company's cash flow from operating activities (GAAP) for the six months ended June 30, 2010 was $239.5 million, as compared to $118.2 million for the six months ended June 30, 2009, an increase of 103%. Adjusted cash flow, which is cash flow from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges (non-GAAP) was $230.2 million for the six months ended June 30, 2010, as compared to $179.7 million for the six months ended June 30, 2009, an increase of 28%. By including settlements received from (paid on) derivatives not designated as hedges, we believe that we present our cash flow from operations in a manner that allows for better comparability of our results with those of similar companies. For a reconciliation of cash flow from operating activities (GAAP) to adjusted cash flow (non-GAAP), please refer to the attached tables under the heading “Supplemental non-GAAP financial measure” below.

The Company had cash receipts from settlements on derivative contracts not designated as hedges of $1.5 million in the second quarter of 2010, as compared to $24.3 million for the second quarter of 2009. To better understand the impact of the Company’s derivatives positions and their impact on the second quarter statements of operations, please see the “Summary Production and Price Data” table at the end of this press release.

Operating revenues for the second quarter of 2010 increased 69% when compared to the second quarter of 2009. This increase is attributable to the 26% increase in production and the 35% increase in the Company’s unhedged realized oil price and the 29% increase in the Company’s unhedged realized natural gas price in the second quarter of 2010 compared to the same period in 2009.

Oil and natural gas production expense for the second quarter of 2010, including taxes, totaled $40.4 million, or $11.72 per Boe, a 24% increase per Boe over the second quarter of 2009. This increase was due to increased workover expense and due to higher commodity prices, which resulted in more oil and natural gas taxes (which averaged $5.01 per Boe in the second quarter of 2010 as compared to $3.69 per Boe in the second quarter of 2009).

Depreciation, depletion and amortization for the second quarter of 2010 totaled $54.1 million, or $15.67 per Boe, an 18% decrease per Boe from $52.4 million, or $19.17 per Boe, in the second quarter of 2009. The decrease in depletion expense per Boe was primarily due to the increase in the oil and natural gas prices between the periods utilized to determine proved reserves, the increase in proved reserves from the successful 2009 and 2010 drilling of unproved properties and the increase in total proved reserves due to the new SEC rules related to disclosures of oil and natural gas reserves.

General and administrative expense (“G&A”) for the quarter ended June 30, 2010 totaled $17.5 million. Recurring cash G&A for the quarter totaled $12.1 million, stock-based compensation (non-cash) totaled $2.9 million, and the remaining $2.5 million was attributable to amounts owed to certain employees of Henry Petroleum for which the final payment was made in July 2010 under the terms of the Henry Petroleum purchase agreement.

Operations

For the six months ended June 30, 2010, the Company commenced the drilling of or participated in a total of 294 gross wells (247 operated), of which 190 had been completed as producers, 103 of which were in progress and one of which was unsuccessful at June 30, 2010. Currently, the Company is operating 25 drilling rigs, all in the Permian Basin; seven of these rigs are drilling Yeso wells in the New Mexico Permian, 17 of these rigs are drilling Wolfberry wells in the Texas Permian, and one rig is drilling Lower Abo wells in New Mexico.

New Mexico Permian

For the three months ended June 30, 2010, the Company drilled 64 wells (59 operated) on its New Mexico Permian assets, with a 100% success rate on the 30 wells that had been completed by June 30, 2010.

Texas Permian

For the three months ended June 30, 2010, the Company drilled 74 wells (71 operated) on its Texas Permian assets, with a 100% success rate on the 25 wells that had been completed by June 30, 2010.

Horizontal Oil Plays

The Company drilled or participated in three Lower Abo wells in the second quarter of 2010 of which none were completed at quarter end. As of June 30, 2010, the Company has drilled 19 operated wells in the Lower Abo oil play and participated in an additional 12 wells, for a total of 31 wells in the play. In the second quarter of 2010, production from the Lower Abo wells, net to the Company’s interest averaged approximately 1,700 barrels of oil equivalents per day (“Boepd”). In addition, the Company participated in ten Bakken wells during the second quarter of 2010. As of June 30, 2010, the Company had participated as a non-operator in 69 Bakken wells in total. In the second quarter of 2010, production from the Bakken, net to the Company’s interest, averaged approximately 1,700 Boepd.

Derivative Update

During the second quarter and early into the third quarter, the Company has continued to add to its derivative positions. For the remainder of 2010, the Company has 3.5 MMBbls of oil and 7.7 Bcf of natural gas hedged. For 2011, the Company currently has 6.9 MMBbls of oil and 12.3 Bcf of natural gas hedged. Please refer to the attached tables for more detailed information about the Company’s current derivative positions.

Updated 2010 Capital Budget and Guidance

The Company now estimates that its annual 2010 production, excluding the impact of the Marbob acquisition, will total approximately 14.1 – 14.3 MMBoe, compared to the Company’s most recent production guidance range of approximately 13.6 – 14.1 MMBoe. In addition, the Company now estimates that its capital spending for 2010, excluding the impact of the Marbob acquisition will approximate $700 million, as compared to most recent guidance of approximately $625 million. This increase in planned capital spending for the remainder of 2010 is primarily the result of increased activity levels in both of the Company’s core areas of operations, increased exploration expenditures and increased capital costs for both Wolfberry and Yeso wells.

In its July 20, 2010 press release announcing the Marbob acquisition, the Company estimated that 2010 production from the Marbob assets for November and December only would be in the range of 0.8 – 0.9 MMBoe with associated capital expenditures of approximately $50 million over the same two months.

Conference Call Information

The Company will host a conference call on Thursday, August 5, 2010 at 9:00 a.m. Central Time to discuss the second quarter 2010 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (866) 362-4832 (passcode: 96508757). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 59192295).

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, liquidity, operations, performance, business strategy, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, levels of production, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2010 and risks relating to sustained or further declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; uncertainty regarding the exercise of preferential purchase rights on assets to be acquired in the Marbob acquisition; risks related to the integration of the Marbob assets and employees with our operations; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit facility; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of our operations in the Permian Basin of Southeast New Mexico and West Texas; potential financial losses or earnings reductions from our commodity price risk management program; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; risks and liabilities associated with acquired properties or businesses; uncertainties about our ability to successfully execute our business and financial plans and strategies; uncertainties about our ability to replace reserves and economically develop our current reserves; general economic and business conditions, either internationally or domestically or in the jurisdictions in which we operate; competition in the oil and natural gas industry; uncertainty concerning our assumed or possible future results of operations; our existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.

In its filings with the Securities and Exchange Commission, Concho is permitted to disclose only proved reserves that it has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. In addition, proved reserves estimated for the Marbob acquisition are internal estimates based on a price of $80.00 per barrel of oil and $6.00 per Mcf of natural gas held flat over the life of the reserves, and are not determined in accordance with SEC rules. Accordingly, proved reserves actually booked for the Marbob acquisition in the Company’s SEC filings may be lower than internal estimates included in this press release.

Concho uses certain terms in this press release, such as “unproved” in relation to reserves that the SEC's guidelines strictly prohibit it from including in filings with the SEC. These estimates are subject to substantially greater risk of the Company not actually realizing them and such estimates may change significantly as development of the Company’s oil and natural gas assets provide additional data. Investors are urged to closely consider Concho's disclosure of its proved reserves, along with certain risks and uncertainties inherent in its business, set forth in its filings with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc. Consolidated Balance Sheets Unaudited

	June 30,	December 31,
(in thousands, except share and per share data)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$383	$3,234
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	88,029	69,199
Joint operations and other	88,836	100,120
Related parties	395	216
Derivative instruments	32,409	1,309
Deferred income taxes	-	29,284
Prepaid costs and other	10,600	13,896
Total current assets	220,652	217,258
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	3,697,653	3,358,004
Accumulated depletion and depreciation	(630,255)	(517,421)
Total oil and natural gas properties, net	3,067,398	2,840,583
Other property and equipment, net	16,304	15,706
Total property and equipment, net	3,083,702	2,856,289
Deferred loan costs, net	20,771	20,676
Intangible asset, net - operating rights	35,748	36,522
Inventory	20,258	16,255
Noncurrent derivative instruments	62,164	23,614
Other assets	958	471
Total assets	$3,444,253	$3,171,085
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$5,982	$15,443
Related parties	852	291
Other current liabilities:
Bank overdrafts	37,992	3,415
Revenue payable	30,172	31,069
Accrued and prepaid drilling costs	190,719	164,282
Derivative instruments	18,093	62,419
Deferred income taxes	3,530	-
Other current liabilities	60,308	60,095
Total current liabilities	347,648	337,014
Long-term debt	644,023	845,836
Deferred income taxes	664,222	603,286
Noncurrent derivative instruments	5,678	29,337
Asset retirement obligations and other long-term liabilities	20,335	20,184
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 91,851,690 and 85,815,926
shares issued at June 30, 2010 and December 31, 2009, respectively	92	86
Additional paid-in capital	1,265,179	1,029,392
Retained earnings	498,078	306,367
Treasury stock, at cost; 23,667 and 12,380 shares at June 30, 2010 and December 31, 2009,
respectively	(1,002)	(417)
Total stockholders’ equity	1,762,347	1,335,428
Total liabilities and stockholders’ equity	$3,444,253	$3,171,085

Concho Resources Inc. Consolidated Statements of Operations Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2010	2009	2010	2009
Operating revenues:
Oil sales	$174,427	$101,511	$337,152	$166,485
Natural gas sales	41,283	25,821	90,558	46,849
Total operating revenues	215,710	127,332	427,710	213,334
Operating costs and expenses:
Oil and natural gas production	40,448	25,817	77,148	50,583
Exploration and abandonments	878	1,424	2,173	7,419
Depreciation, depletion and amortization	54,101	52,402	107,944	103,150
Accretion of discount on asset retirement obligations	372	301	772	579
Impairments of long-lived assets	4,692	4,499	7,312	8,555
General and administrative (including non-cash stock-based
compensation of $2,871 and $2,188 for the three months ended
June 30, 2010 and 2009, respectively, and $5,702 and $4,113 for
the six months ended June 30, 2010 and 2009, respectively)	17,538	14,172	31,096	25,918
Bad debt expense	33	-	572	-
(Gain) loss on derivatives not designated as hedges	(112,763)	81,606	(128,336)	86,652
Total operating costs and expenses	5,299	180,221	98,681	282,856
Income (loss) from operations	210,411	(52,889)	329,029	(69,522)
Other income (expense):
Interest expense	(11,192)	(6,200)	(22,257)	(10,570)
Other, net	(304)	180	(377)	(148)
Total other expense	(11,496)	(6,020)	(22,634)	(10,718)
Income (loss) before income taxes	198,915	(58,909)	306,395	(80,240)
Income tax benefit (expense)	(74,744)	25,691	(114,684)	33,797
Net income (loss)	$124,171	$(33,218)	$191,711	$(46,443)
Basic earnings per share:
Net income (loss) per share	$1.36	$(0.39)	$2.13	$(0.55)
Weighted average shares used in basic earnings per share	91,044	84,799	89,944	84,665
Diluted earnings per share:
Net income (loss) per share	$1.35	$(0.39)	$2.10	$(0.55)
Weighted average shares used in diluted earnings per share	92,297	84,799	91,220	84,665

Concho Resources Inc. Consolidated Statements of Cash Flows Unaudited

	Six Months Ended
	June 30,
(in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 191,711	$ (46,443)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	107,944	103,150
Impairments of long-lived assets	7,312	8,555
Accretion of discount on asset retirement obligations	772	579
Exploration and abandonments, including dry holes	945	6,294
Non-cash compensation expense	5,702	4,113
Bad debt expense	572	-
Deferred income taxes	100,453	(39,799)
(Gain) loss on sale of assets	(169)	191
(Gain) loss on derivatives not designated as hedges	(128,336)	86,652
Other non-cash items	2,420	1,686
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(27,831)	(18,401)
Prepaid costs and other	105	612
Inventory	(3,834)	(6,786)
Accounts payable	(8,900)	9,415
Revenue payable	(897)	8,976
Other current liabilities	(8,439)	(562)
Net cash provided by operating activities	239,530	118,232
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(278,002)	(223,283)
Acquisition of oil and natural gas properties	(13,362)	-
Additions to other property and equipment	(2,292)	(2,014)
Proceeds from the sale of oil and natural gas properties and other assets	790	1,004
Settlements received from (paid on) derivatives not designated as hedges	(9,299)	61,465
Net cash used in investing activities	(302,165)	(162,828)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	360,000	211,650
Payments of long-term debt	(562,000)	(181,650)
Net proceeds from issuance of common stock	219,308	-
Exercise of stock options	4,080	3,931
Excess tax benefit from stock-based compensation	6,703	2,992
Payments for loan origination costs	(2,299)	-
Purchase of treasury stock	(585)	(192)
Bank overdrafts	34,577	(6,806)
Net cash provided by financing activities	59,784	29,925
Net decrease in cash and cash equivalents	(2,851)	(14,671)
Cash and cash equivalents at beginning of period	3,234	17,752
Cash and cash equivalents at end of period	$ 383	$ 3,081
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $56 and $18 capitalized interest	$ 21,707	$ 6,911
Cash paid for income taxes	$ 16,715	$ 4,232

Concho Resources Inc. Summary Production and Price Data Unaudited

The following table presents selected operating information of Concho Resources Inc. for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Production and operating data:
Net production volumes:
Oil (MBbl)	2,337	1,831	4,507	3,518
Natural gas (MMcf)	6,692	5,414	12,933	10,369
Total (MBoe)	3,452	2,733	6,663	5,246

Average daily production volumes:
Oil (Bbl)	25,681	20,121	24,901	19,436
Natural gas (Mcf)	73,538	59,495	71,453	57,287
Total (Boe)	37,938	30,037	36,809	28,984

Average prices:
Oil, without derivatives (Bbl)	$74.64	$55.44	$74.81	$47.32
Oil, with derivatives (Bbl) (a)	$73.42	$67.36	$71.93	$63.36
Natural gas, without derivatives (Mcf)	$6.17	$4.77	$7.00	$4.52
Natural gas, with derivatives (Mcf) (a)	$7.01	$5.38	$7.48	$5.08
Total, without derivatives (Boe)	$62.49	$46.59	$64.19	$40.67
Total, with derivatives (Boe) (a)	$63.29	$55.78	$63.16	$52.53

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$6.71	$5.75	$6.29	$6.24
Oil and natural gas taxes	$5.01	$3.69	$5.29	$3.40
Depreciation, depletion and amortization	$15.67	$19.17	$16.20	$19.66
General and administrative	$5.08	$5.19	$4.67	$4.94

(a) Includes the effect of the cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the consolidated statements of operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Gain (loss) on derivatives not designated as hedges:
Cash (payments on) receipts from oil derivatives	$(2,852)	$21,828	$(12,985)	$56,412
Cash receipts from natural gas derivatives	5,614	3,292	6,120	5,832
Cash payments on interest rate derivatives	(1,221)	(779)	(2,434)	(779)
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	111,222	(105,947)	137,635	(148,117)
Gain (loss) on derivatives not designated as hedges	$112,763	$(81,606)	$128,336	$(86,652)

Concho Resources, Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

We define EBITDAX as net income (loss), (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP.

Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (loss) to EBITDAX:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Net income (loss)	$124,171	$(33,218)	$191,711	$(46,443)
Exploration and abandonments	878	1,424	2,173	7,419
Depreciation, depletion and amortization	54,101	52,402	107,944	103,150
Accretion of discount on asset retirement obligations	372	301	772	579
Impairments of long-lived assets	4,692	4,499	7,312	8,555
Non-cash stock-based compensation	2,871	2,188	5,702	4,113
Bad debt expense	33	-	572	-
Unrealized mark to market (gain) loss on derivatives not designated as hedges	(111,222)	105,947	(137,635)	148,117
Interest expense	11,192	6,200	22,257	10,570
Income tax expense (benefit)	74,744	(25,691)	114,684	(33,797)
EBITDAX	$161,832	$114,052	$315,492	$202,263

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flow from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP).

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2010	2009	2010	2009

Net income (loss) - as reported	$ 124,171	$ (33,218)	$ 191,711	$ (46,443)

Adjustments for certain non-cash items:
Unrealized (gain) loss on derivatives not designated as hedges	(111,222)	105,947	(137,635)	148,117
Impairments of long-lived assets	4,692	4,499	7,312	8,555
Leasehold abandonments	318	531	727	4,428
Tax impact (a)	39,910	(48,399)	48,508	(67,855)
Adjusted net income	$ 57,869	$ 29,360	$ 110,623	$ 46,802

Adjusted basic earnings per share:
Adjusted net income per share	$ 0.64	$ 0.35	$ 1.23	$ 0.55
Weighted average shares used in adjusted basic earnings per share	91,044	84,799	89,944	84,665

Adjusted diluted earnings per share:
Adjusted net income per share	$ 0.63	$ 0.34	$ 1.21	$ 0.55
Weighted average shares used in adjusted diluted earnings per share	92,297	85,963	91,220	85,812

(a) The tax impact is computed utilizing the Company's statutory effective federal and state income tax rates. The income tax rates for the three months ended June 30, 2010 and 2009 was approximately 37.6 percent and 43.6 percent, respectively, and approximately 37.4 percent and 42.1 percent for the six months ended June 30, 2010 and 2009, respectively.

The following table provides a reconciliation of cash flow from operating activities (GAAP) to adjusted cash flow (non-GAAP).

	Six Months Ended June 30,
(in thousands)	2010	2009

Cash flows from operating activities	$239,530	$118,232
Settlements received from (paid on) derivatives not designated as hedges (a)	(9,299)	61,465
Adjusted cash flows	$230,231	$179,697

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

The following table provides the costs incurred for the three and six months ended June 30, 2010 and 2009.

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Property acquisition costs:
Proved	$3,897	$(68)	$13,739	$(1,008)
Unproved	15,673	3,361	21,029	4,582
Exploration	36,434	61,131	61,933	84,940
Development	134,206	31,450	245,912	115,229
Total costs incurred for oil and natural gas properties	$190,210	$95,874	$342,613	$203,743

(a) The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Proved property acquisition costs	$-	$-	$-	$-
Exploration costs	184	52	252	220
Development costs	776	(3,878)	(1,424)	(2,727)
Total	$960	$(3,826)	$(1,172)	$(2,507)

Concho Resources Inc. Derivatives Information at August 4, 2010 Unaudited

The table below provides data associated with our derivatives at August 4, 2010.
	2010
	Third	Fourth
	Quarter	Quarter	Total	2011	2012 - 2015

Oil Swaps
Volume (Bbl)	1,817,936	1,651,936	3,469,872	6,872,746	7,566,000
NYMEX price (Bbl) (a)	$76.78	$76.43	$76.61	$81.65	$88.79

Natural Gas Swaps
Volume (MMBtu)	2,427,000	2,258,000	4,685,000	10,776,000	300,000
NYMEX price (MMBtu) (b)	$6.03	$6.03	$6.03	$6.58	$6.54

Natural Gas Collars
Volume (MMBtu)	1,500,000	1,500,000	3,000,000	1,500,000	-
NYMEX price (MMBtu) (b)
Ceiling	$5.75	$6.80	$6.28	$6.80	-
Floor	$5.25	$6.00	$5.63	$6.00	-

Natural Gas Basis Swaps
Volume (MMBtu)	2,100,000	2,100,000	4,200,000	7,200,000	-
Price differential ($/MMBtu) (c)	$0.85	$0.85	$0.85	$0.79	-

Interest Rate Swap
Notional Amount	$300,000,000	$300,000,000	$300,000,000	$300,000,000	$300,000,000
Annual Rate (d)	1.90%	1.90%	1.90%	1.90%	1.90%

(a)	The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b)	The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.
(d)	The index rate is based on the one-month LIBOR. Interest rate swap contracts terminate in May 2012.

CONTACT:
Concho Resources Inc.
Jack Harper, 432-683-7443
Vice President – Capital Markets and Business Development